Exhibit 99.1

Chart Industries Reports 2013 First Quarter Results

Cleveland, Ohio – April 25, 2013 – Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the first quarter ended March 31, 2013. Highlights include:

•	Sales up 27% from prior year quarter

•	Reiterates 2013 earnings guidance

•	Announces new award in excess of $45 million to provide LNG equipment to PetroChina

Net income for the first quarter of 2013 was $15.5 million, or $0.51 per diluted share. This compares with $14.1 million, or $0.47 per diluted share, for the first quarter of 2012. First quarter 2013 earnings would have been $0.54 per diluted share excluding $1.2 million, or $0.03 per diluted share, of acquisition related retention and severance expense recorded in the quarter. First quarter 2012 earnings would have been $0.48 per share excluding $0.5 million, or $0.01 per diluted share, of acquisition related earn-out adjustments.

Net sales for the first quarter of 2013 increased 27% to $273.6 million from $216.1 million in the comparable period a year ago. Gross profit for the first quarter of 2013 was $79.5 million, or 29.0% of sales, versus $67.6 million, or 31% of sales, in the comparable quarter of 2012.

“Chart is well positioned to capitalize on growing global demand fueled by major investments across the LNG value chain,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “The major order we announced today, which will be reflected in second quarter 2013 orders and backlog, continues to validate our status as an integrated supplier of mission critical equipment for the liquefaction, distribution, storage and end use of liquefied natural gas (“LNG”).”

Mr. Thomas continued, “This latest award from PetroChina, in excess of $45 million, is similar to the order we received in the fourth quarter of 2012, it includes LNG fueling stations, self-contained LNG station modules, storage tanks and trailers for LNG service, and is indicative of the significant commitment that China has made to LNG use. In addition, the recent LNG liquefaction and long-haul trucking investments announced by several companies highlight the opportunities in the North American market due to low-cost natural gas, which are encouraging and continue to validate the LNG infrastructure build-out that is underway. We remain excited about our prospects going forward.”

Backlog at March 31, 2013 was $586.6 million, down 5% from the December 31, 2012 level of $617.4 million. Orders for the first quarter of 2013 were $243.6 million and do not include the recent PetroChina award, which will be reflected in second quarter 2013 orders and backlog. First quarter 2012 had record orders of $385.1 million including major LNG project awards in excess of $150 million for several baseload LNG projects in Australia.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2013 increased $6.6 million compared with the same period in 2012 to $47.2 million, or 17.2% of sales, which was down as a percentage of sales from 18.8% in the prior year’s quarter. The additional costs are primarily due to the AirSep acquisition and employee-related costs as we pursue LNG-related growth opportunities.

Interest expense was $4.0 million for the first quarter of 2013, which included $2.4 million of non-cash accretion expense associated with the Company’s Convertible Notes. Therefore, cash interest was $1.6 million.

Income tax expense was $6.6 million for the first quarter of 2013 and represented an effective tax rate of 29%, the same as the prior year quarter.

Cash and short-term investments were $126.3 million at March 31, 2013, compared to $141.5 million at December 31, 2012.

SEGMENT HIGHLIGHTS

Energy & Chemical (“E&C”) segment sales increased 17.5% to $80.9 million for the first quarter of 2013 compared with $68.8 million for the same quarter in the prior year. Gross margins were lower due to project mix and some higher costs as we execute on multiple projects, including a record number of large baseload projects, and concentrate on maximizing throughput. Higher costs due to some labor inefficiencies and project scope changes negatively impacted margins about 4% in the quarter. This project was shipped during the second quarter and certain costs associated with the project scope changes may possibly be recovered. In addition, the prior year quarter margin improved about 3.5% due to completion of projects including income recognition of project reserves.

Distribution & Storage (“D&S”) segment sales increased 22.5% to $128.7 million for the first quarter of 2013 compared with $105.1 million for the same quarter in the prior year. The increase was led by substantial growth in sales of LNG equipment. D&S gross profit margin was 28.4% in the quarter compared with 28% a year ago. Gross margins improved due to product mix and higher volume.

BioMedical segment sales increased 51.8% to $64.1 million for the first quarter of 2013 compared with $42.2 million for the same quarter in the prior year. This increase is due to the AirSep acquisition that was completed during the third quarter of 2012, partially offset by continued weakness in the European market and the delay in the Medicare competitive bidding process in the U.S. BioMedical gross profit margin decreased to 34.4% in the quarter compared with 38.9% for the same period in 2012. Lower respiratory volume and product mix contributed to the decline.

OUTLOOK

Order and shipment trends are progressing as expected in 2013, with significant growth in LNG and petro-chemical opportunities, including related inquiries. We are reiterating our 2013 guidance with sales expected to be in the range of $1.2 to $1.3 billion. Full year earnings per share for 2013 are still expected to be in the range of $2.90 to $3.30 per diluted share, on approximately 30.5 million weighted average shares outstanding. Included in our 2013 earnings estimates are approximately $0.10 per diluted share for acquisition related restructuring charges associated with the AirSep acquisition. Excluding these charges, earnings are expected to be in a range of $3.00 to $3.40 per share.

Our weighted average shares projection excludes any potential future dilution impact associated with the Company’s Convertible Notes and related derivative securities, which is driven by the Company’s average stock price and would, if applicable, result in additional shares being included in weighted average shares outstanding. Upon conversion, our hedge on the Convertible Notes protects against dilution up to $84.96 per share, but until conversion occurs, the hedge is considered anti-dilutive under Generally Accepted Accounting Principles and cannot be factored when computing earnings per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; fluctuations in energy prices; the potential for negative developments in the natural gas industry related to hydraulic fracturing; changes in government energy policy or the failure of expected changes in policy to materialize; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our ability to successfully manage our planned operational expansions; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s international operations and transactions; challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; the Company’s ability to successfully integrate AirSep’s business; loss of key employees and deterioration of employee or labor relations; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; variability in operating results associated with unanticipated increases in warranty returns of Company products; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used. The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its first quarter 2013 results on a conference call on Thursday, April 25, 2013 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 35423263. The telephone replay will be available beginning 1:30 p.m. ET, Thursday April 25, 2013 until 11:59 p.m. ET, Friday, May 3, 2013.

For more information, click here:

http://ir.chartindustries.com/

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chartindustries.com		ken.webster@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Sales	$273,648	$216,106
Cost of sales	194,198	148,549

Gross profit	79,450	67,557
Selling, general and administrative expenses	47,204	40,626
Amortization expense	4,895	3,070

	52,099	43,696

Operating income (1)	27,351	23,861
Other expenses (income):
Interest expense and financing costs amortization, net	4,317	4,283
Foreign currency loss (gain)	346	(352)

	4,663	3,931

Income before income taxes	22,688	19,930
Income tax expense	6,580	5,778

Net income	16,108	14,152
Noncontrolling interest, net of taxes	573	69

Net income attributable to Chart Industries, Inc.	$15,535	$14,083

Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.52	$0.48

Diluted	$0.51	$0.47

Weighted average number of common shares outstanding:
Basic	30,035	29,593

Diluted	30,426	30,061

(1)	Includes depreciation expense of $5,019 and $4,153 for the three months ended March 31, 2013 and 2012, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31,
	2013	2012
Net Cash Used In Operating Activities	$(23,638)	$(9,172)
Investing Activities
Capital expenditures	(12,078)	(6,345)

Net Cash Used In Investing Activities	(12,078)	(6,345)

Financing Activities
Borrowings on revolving credit facilities	48,978	—
Repayments on revolving credit facilities	(31,738)	—
Principal payments on long-term debt	(938)	(1,625)
Proceeds from exercise of stock options	3,913	1,725
Tax benefit from exercise of stock options	4,383	6,355
Common stock repurchases	(1,879)	(4,473)

Net Cash Provided By Financing Activities	22,719	1,982
Effect of exchange rate changes on cash	(2,233)	(806)

Net decrease in cash and cash equivalents	(15,230)	(14,341)
Cash and cash equivalents at beginning of period	141,498	256,861

Cash And Cash Equivalents At End of Period	$126,268	$242,520

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$126,268	$141,498
Other current assets	457,559	414,926
Property, plant and equipment, net	176,115	169,776
Goodwill	398,287	398,941
Identifiable intangible assets, net	184,391	189,463
Other assets, net	14,721	13,237

TOTAL ASSETS	$1,357,341	$1,327,841

LIABILITIES AND EQUITY
Current liabilities	$280,252	$273,775
Long-term debt	253,474	252,021
Other long-term liabilities	99,754	102,262
Equity	723,861	699,783

TOTAL LIABILITIES AND EQUITY	$1,357,341	$1,327,841

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31,
	2013	2012
Sales
Energy & Chemicals	$80,861	$68,824
Distribution & Storage	128,733	105,092
BioMedical	64,054	42,190

Total	$273,648	$216,106

Gross Profit
Energy & Chemicals	$20,927	$21,689
Distribution & Storage	36,502	29,448
BioMedical	22,021	16,420

Total	$79,450	$67,557

Gross Profit Margin
Energy & Chemicals	25.9%	31.5%
Distribution & Storage	28.4%	28.0%
BioMedical	34.4%	38.9%
Total	29.0%	31.3%
Operating Income
Energy & Chemicals	$12,819	$13,192
Distribution & Storage	19,289	18,732
BioMedical	6,753	4,592
Corporate	(11,510)	(12,655)

Total	$27,351	$23,861

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31, 2013	December 31, 2012
Orders
Energy & Chemicals	$38,807	$62,173
Distribution & Storage(1)	132,774	150,874
BioMedical	72,002	64,951

Total	$243,583	$277,998

Backlog
Energy & Chemicals	$322,936	$365,470
Distribution & Storage	231,141	228,204
BioMedical	32,512	23,760

Total	$586,589	$617,434

(1)	The three months ended December 31, 2012 includes a $40 million order from PetroChina for LNG equipment.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
Earnings per diluted share	$0.51	$0.47
Acquisition earn-out adjustment	—	0.01
Severance/retention	0.03	—

Adjusted earnings per diluted share	$0.54	$0.48